EXHIBIT J(2)

SALOMON BROTHERS VARIABLE RATE STRATEGIC FUND INC.

October     , 2004

Re:	Salomon Brothers Variable Rate Strategic Fund Inc. (the “Fund”)

State Street Bank and Trust Company

225 Franklin Street

Boston, MA 02110

Attn:

Ladies and Gentlemen:

This is to advise you that a new fund, which is to be known as Salomon Brothers Variable Rate Strategic Fund Inc. has been established. In accordance with Section 17.5, the Additional Funds provision of the Master Custodian Agreement dated as of June 29, 2001 by and between certain management investment companies and State Street Bank and Trust Company, the Fund hereby requests that your bank act as Custodian for the aforementioned new fund under the terms of the aforementioned agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

Salomon Brothers Variable Rate Strategic Fund Inc.

By:
Name
Title:

Agreed and Accepted

STATE STREET BANK AND TRUST COMPANY

By:
Name
Title:

Effective Date: October     , 2004